UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 5, 2014 (September 4, 2014)

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CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)

_________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers’ Compensatory Arrangements of Certain Officers.

On September 4, 2014, Cumulus Media Inc. (the “Company”), issued a press release announcing a new organizational leadership structure, which includes eliminating the Co-Chief Operating Officer positions. In connection therewith, the Company announced that Jonathan G. Pinch, Executive Vice President and Co-Chief Operating Officer, will retire from the Company, effective November 29, 2014 (or such earlier agreed upon date), and that John W. Dickey, Executive Vice President and Co-Chief Operating Officer, was named to the newly created position of Executive Vice President of Content and Programming, effective immediately. In connection with Mr. Pinch’s retirement, and in accordance with the provisions of his existing employment agreement, Mr. Pinch will receive a severance payment equal to the sum of his base salary and target bonus amount, each as currently in effect, together with a cash payment equal to any performance-based bonus (if any) to which he may become entitled for 2014, pro rated through the date of his retirement, and he will be entitled to the continuation of certain health and welfare benefits. In addition, fifty percent of any unvested equity awards held by Mr. Pinch shall become immediately and fully vested, and the remaining amount will terminate and be forfeited, effective at such time as Mr. Pinch ceases to be an employee of the Company.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 — Financial Statements and Exhibits.

(a)	Exhibits.

Number	Exhibit

99.1	Press release dated September 4, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Joseph P. Hannan
Joseph.P. Hannan
Title: Senior Vice President, Treasurer and Chief Financial Officer
Date: September 5, 2014

Exhibit Index

Number	Exhibit

99.1	Press release dated September 4, 2014